                                                                      EXHIBIT 12

                     GTE FLORIDA INCORPORATED AND SUBSIDIARY
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)


(Dollars in Millions)                                       Nine Months Ended               Nine Months Ended
                                                            September 30, 1998            September 30, 1998 (a)
                                                       ------------------------       --------------------------

Net earnings available for fixed charges:
  Income before extraordinary charge                   $                  133.6       $                    133.6
  Add   - Income taxes                                                     83.7                             83.7
        - Fixed charges                                                   139.5                             58.9
                                                       ------------------------       --------------------------
Adjusted earnings                                      $                  356.8       $                    276.2
                                                       ========================       ==========================

Fixed charges:
  Interest expense                                     $                  131.7       $                     51.1
  Portion of rent expense
      representing interest                                                 7.8                              7.8
                                                       ------------------------       --------------------------
Adjusted fixed charges                                 $                  139.5       $                     58.9
                                                       ========================       ==========================


RATIO OF EARNINGS TO FIXED CHARGES                                         2.56                             4.69




(a) Excludes $80.6 million of interest expense associated with commercial paper issued by the Company's wholly-owned subsidiary, GTE Funding Incorporated (GTE Funding), on behalf of GTE's other domestic telephone operating subsidiaries. This interest is approximately equal to the interest income received by the Company on affiliate notes between GTE Funding and such domestic telephone operating subsidiaries. GTE Funding provides short-term financing and investment vehicles and cash management services for the Company and six other of GTE's domestic telephone operating subsidiaries.